March 15, 2017

Dear Fellow Shareholder:

As previously announced, the Board of Directors of Bar Harbor Bankshares (the “Company”) declared a quarterly cash dividend of $0.28 per share of common stock payable March 15, 2017 to shareholders of record as of February 15, 2017. This cash dividend represents an increase of 1.5 cents, or 5.7%, compared with the first quarter of the prior year.

For your convenience, I have enclosed our earnings press release and selected unaudited financial data for the three months and twelve months ended December 31, 2016.

On January 13, 2017 we closed the acquisition of Lake Sunapee Bank Group (“LSBG”), which was previously announced on May 5, 2016.  As we continue to finalize activities from the fiscal year ended December 31, 2016, I am pleased to present the following highlights from the quarter and for the year ended December 31, 2016:

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Total assets at December 31, 2016 increased $175.3 million to $1.8 billion from the prior year-end.  Total loans drove the majority of asset growth for the year, up $139.0 million or 14% from the prior year-end.  This represented the ability of our teams to remain focused and pursue strong performance in advance of expanding into New Hampshire and Vermont with the LSBG acquisition.

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While the growth is significant on its own, it’s important to connect that the yields on commercial loans increased 10 basis points in the fourth quarter from the third quarter of 2016.  Even with this growth, credit risk management remains a critical focus as demonstrated by non-performing loans to total loans improving 13 basis points to 0.58%, down from 0.71% at the prior year end.

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Deposits grew to $1.1 billion at the end of 2016 from $942.8 million at the end of 2015. This growth positions the Company well moving forward and reflects the hard work in expanding relationships in advance of closing the LSBG acquisition that brought additional core deposit balances at a relatively lower cost which will help fund future growth.

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Fourth quarter non-interest expense increased to $10.5 million compared to $8.8 million in the linked quarter primarily due to expected acquisition and system conversion costs of $1.8 million for the quarter.  These costs totaled $2.7 million for the year.  Excluding costs related to the LSBG acquisition, the fourth quarter demonstrated positive operating leverage due to the aforementioned loan growth and disciplined expense management.

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Capital measures for both the Company and Bar Harbor Bank & Trust remain well above applicable regulatory standards for “well-capitalized” financial institutions.

March 15, 2017

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On February 21, 2017, the Board of Directors declared a three-for-two split of its common stock payable in the form of a large stock dividend.  The non-taxable, three-for-two stock split as a large stock dividend is payable March 21, 2017 to stockholders of record at the close of business on March 7, 2017.  With the LSBG acquisition now closed, we took this action to make our Company more attractive to a broader range of investors as we continue to seek ways to create value for shareholders.

While systems conversions for the LSBG acquisition are scheduled for the second quarter of 2017, we are very proud to have the time-tested Lake Sunapee brands as part of our company and I extend a warm welcome to our new shareholders.  Our performance throughout 2016, and in the last quarter in particular, demonstrate that we remain focused on our existing model where customer and employee experiences with a risk management discipline provide a balance between growth and earnings.  The LSBG acquisition did not and will not change our model; in fact that model has been the foundation of affirming our existing relationships and welcoming new ones.  Performance is based in communication, service, security, credit discipline, and overall risk management.  With uncertainties around the changing federal administration, pace of economic expansion, and growing competitive intensity, we remain steadfast in our commitment to the model and sustaining the culture as we combine our true community banks.

On behalf of my colleagues in Maine, New Hampshire, and Vermont, we sincerely thank you for your continued support and loyalty.

Respectfully,

Curtis C. Simard

President & CEO

Enclosures

This letter contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the “Company”) for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The forward-looking statements reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause the Company's actual results to differ significantly from those expressed in any forward-looking statement. You should not rely uncritically on forward-looking statements because they involve significant known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results.  Some of the factors that could cause actual results to differ materially from current expectations include, but are not limited to, cyber attacks or other failures in our technology and privacy protection measures, changes in general economic conditions, changes in interest rates, changes in competitive product and pricing pressures among financial institutions within the Company's markets, changes in the financial condition of Bar Harbor Bank & Trust's borrowers and other factors discussed in the reports that the Company files with the Securities and Exchange Commission (the “SEC”). The forward-looking statements contained herein represent our judgment as of the date of this letter, and we caution readers not to place undue reliance on such statements. For further information, please refer to the Company's reports filed with the S ~~EC.~~